Exhibit 99.1

Laird Superfood Appoints Mark Johnson as Chief Financial Officer

Seasoned CPG finance executive brings more than 25 years of experience across beverage, food, and premium pet food.

BOULDER, Colo. — September 4, 2026 — Laird Superfood, Inc. (NYSE American: LSF) today announced the appointment of Mark Johnson as Chief Financial Officer, effective October 1, 2026. Mr. Johnson will report to Chief Executive Officer Jason Vieth and will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Johnson brings more than 25 years of finance leadership across public consumer packaged goods and private equity-backed companies. He joins Laird Superfood from Tropicana Brands Group, where he served as Vice President of Finance – North America. Previously, he was Vice President – Commercial & Supply Chain Finance at Champion Petfoods, and held multiple finance leadership roles at Danone / WhiteWave Foods and The Pepsi Bottling Group. Mr. Johnson holds an M.B.A. with a concentration in finance from the Carlson School of Management at the University of Minnesota and a Bachelor of Arts in Economics from the University of Wisconsin Madison.

“Mark brings the kind of operating finance experience this next chapter calls for - scaling brands in food and beverage inside businesses held to a high bar on discipline and returns,” said Jason Vieth, Chief Executive Officer of Laird Superfood. “As we integrate our recent acquisitions and build toward sustainable, profitable growth, his experience will be a real asset to our team.”

“Laird Superfood has built genuine brand equity in better-for-you food and beverage, and the platform the team has assembled has meaningful room to grow,” said Mr. Johnson. “I’m excited to join at this point in the Company’s development and to help translate that momentum into durable financial performance.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are clean, delicious, and functional. Our products are designed to enhance a consumer's daily ritual and keep them fueled naturally throughout the day. Laird Superfood was co-founded in 2015 by the world's most prolific big-wave surfer, Laird Hamilton. Laird Superfood's offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at www.lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to our 2026 financial outlook and statements regarding Laird Superfood’s anticipated expansion across its platforms, channels, products, and geographies, cash runway, future financial performance, and growth. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or the antonyms of these terms or other comparable terminology. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Trevor Rousseau
investors@lairdsuperfood.com